Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193210 on Form S-3, Registration Statement No. 333-185968 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-3 of our reports dated February 26, 2015, relating to the combined and consolidated financial statements of PBF Energy Inc. and subsidiaries (combined and consolidated with PBF Energy Company LLC and subsidiaries for the year ended 2012) and the effectiveness of PBF Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PBF Energy Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 26, 2015